EXHIBIT 5.1


                                              April 3, 1998



Mason-Dixon Bancshares, Inc.
45 W. Main Street
Westminster, Maryland  21157

                  Re:  Mason-Dixon Capital Trust II
                          Preferred Securities Offering

Ladies and Gentlemen:

         We have acted as counsel to Mason-Dixon Bancshares, Inc. (the "Company"), a multi-bank holding company in connection with the preparation and filing by Mason-Dixon and Mason- Dixon Capital Trust II (the "Trust") of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of certain of the Trust's Preferred Securities (liquidation amount $25 per Preferred Security (the "Preferred Securities")) and certain of the Company's Junior Subordinated Debentures (the "Debentures") and the related Guarantee Agreement by and between Mason-Dixon and Bankers Trust Company, as trustee (the "Guarantee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by Mason-Dixon in connection with the registration of the Debentures and the Guarantee. We have examined the originals or certified copies of such other documents, including the Registration Statement and the amendments thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. Mason-Dixon is a corporation which has been duly formed and is validly subsisting under the laws of the State of Maryland. Mason-Dixon has full power and authority to issue the Debentures and enter into the Guarantee.



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Mason-Dixon Bancshares, Inc.
April 3 1998
Page 2



         2. When issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as set forth in the Registration
Statement, the Debentures and the Guarantee will be valid and binding obligations of Mason-Dixon.

         The foregoing opinion is limited to the laws of the State of Maryland and the United States of America and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. The opinion may be relied upon exclusively by you and not by any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our Firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,





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